Exhibit 99.1

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

We hereby consent to the use of our name and the inclusion of our opinion letter dated October 15, 2012 to the Board of Directors of Sprint Nextel Corporation (“Sprint”) as Annex C to the proxy statement-prospectus which forms a part of the initial filing of the Registration Statement on Form S-4 of Starburst II, Inc. relating to the proposed merger involving Sprint and Starburst II, Inc. and references thereto under the headings “Summary of the Proxy Statement-Prospectus—Opinions of Sprint’s Financial Advisors,” “The Merger—Background of the SoftBank Merger,” “The Merger—Recommendation of the Sprint Board of Directors; Sprint’s Reasons for the SoftBank Merger,” “The Merger—Opinions of Sprint’s Financial Advisors” and “The Merger—Certain Financial Scenarios Prepared by the Management of Sprint” in such proxy statement-prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Citigroup Global Markets Inc.
Citigroup Global Markets Inc.

February 4, 2013